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                                                                     EXHIBIT 1.1

                                               Ryan, Beck & Co.

                                               Excellence in Investment Banking

                                               220 South Orange Avenue
                                               Livingston. New Jersey 07039-5817

                                               Telephone  (973) 597-6000
                                               Facsimile: (973) 597-1258

                                               Corporate Finance Department


                                  CONFIDENTIAL
                                  ------------


May 19, 1999


VIA FEDERAL EXPRESS
-------------------

Mr. James B. Keegan
President & Chief Executive Officer
Cambridgeport Bank
689 Massachusetts Avenue
Cambridge, MA 02139

Re: Stock Conversion Subscription Enhancement and Administrative Services
          ---------------------------------------------------------------

Dear Mr. Keegan:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck, Cambridgeport MHC (the "MHC") and Cambridgeport Bank, (the "Institution") in connection with the proposed full or partial conversion of the Institution from the mutual to the capital stock form of organization.

1.   BACKGROUND ON RYAN, BECK

Ryan, Beck, Inc. was organized in 1946 and is one of the nation's leading, investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's financial institutions group is one of the largest such, groups devoted to financial institution matters in the country. Moreover, Ryan, Beck, is one of the largest market makers in bank and thrift stocks.

2.   PLAN OF CONVERSION
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 2

The MHC presently owns 100 percent of the outstanding stock of the Institution. The MHC and the institution are presently considering several alternative courses of action. The first alternative involves a full conversion whereby the MHC will convert from the mutual to the stock form of organization (the "Conversion") pursuant to applicable regulations and form a holding company (the "Company"). The other alternatives involve a partial conversion whereby the MHC will form a down stream middle tier holding company (the "Company") for the purpose of selling up to 49% of its shares to the depositors and others (the "Reorganization"). The MHC may or may not contribute its net assets to the Company prior to the Reorganization. If the MHC does not contribute its net assets to the Company prior to the Reorganization, that form of organization will be referred to as the "Bank Only MHC Scenario", the other alternative will be known as the "Consolidated MHC Scenario." Accordingly, the Institution's Board of Directors will adopt a plan of conversion (the "Plan") and, if necessary, convene a meeting of the Institution's corporators and/or depositors as soon as practicable to obtain approval of the Plan in accordance with applicable federal and state regulations. The Institution's Plan contemplates a Subscription and Community Offering (the "Offerings").

In connection with the Institution's Conversion or Reorganization, Ryan, Beck proposes to act as selling agent, financial advisor, and conversion manager to the Institution with respect to the proposed transaction and the offering of the shares of common stock of the Company (the "Common Stock") in the Offerings. Specific terms of the services contemplated hereunder shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities. The purchase price of the Common Stock offered in the Offerings will be that price which is established by an independent appraisal in accordance with applicable regulations and mutual y acceptable to the parties hereto.

The Institution may also retain Ryan, Beck to assist it with respect to specific acquisition matters. In connection therewith, the parties will execute a separate Financial Advisory Agreement with respect to the services To be rendered by Ryan, Beck.

3.   SERVICES TO BE PROVIDED BY RYAN, BECK

a.   Advisory Services - Thorough planning and financial advice is essential to
     -----------------
     a successful conversion. Ryan, Beck serves as your financial advisor and lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offerings. Our specific responsibilities include:
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 3

     -  Review and advise with respect to the Plan;
     -  Advise with respect To acquisition strategy,
     - Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;
     -  Review and advise with respect to the proposed stock benefit plans;
     -  Review and advise on the possibility of forming a charitable foundation;
     - Assist in any discussions with regulators regarding the proposed transaction;
     - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;
     - Review and opine to the Board of Directors on the adequacy of the appraisal process;
     - Develop a marketing plan for the Offerings including direct mall, advertising, community meetings and telephone solicitation;
     - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;
     -  Develop an operating plan for the Stock Sale Center (the "Center");
     -  Provide a list of equipment and supplies needed for the Center;
     - Draft marketing materials including letters, brochures, slide show script and advertisements; and
     -  Assist in arranging market-makers for post-reorganization trading.

b.   Administrative Services and Conversion Center Management  Ryan, Beck
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     manages your "best efforts" community offering. A successful conversion requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators Securities and. Exchange Commission and NASD is essential. Ryan, Beck's experience in managing, many thrift conversions will minimize the burden on your management and disruption to normal banking, business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. A conversion requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Conversion Center centralizes all data and work relating to the Offerings.

     Ryan, Beck will supervise and administer the Conversion Center. Guy Malaby will be the on-site manager at the Conversion Center. We will train Conversion Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Conversion Center activities include the following:

     - Provide experienced onsite registered representatives to minimize disruption of day-to-day business;
     - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 4

     - Administer the Center. All substantive stock and proxy related matters will be handled by employees of Ryan, Beck
     -  Organize and implement all proxy solicitation efforts;
     - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
     - Ryan, Beck will outsource all reorganization agent/data processing/transfer agent functions. Ryan, Beck recommends outsourcing such services to Chase/Mellon Shareholder Services or a mutually agreeable third parry vendor. The cost of such services will be borne by the Institution and are subject to separate agreement
     - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
     - Educate the Institution's directors, officers and employees about the Reorganization and Offerings, their roles and relevant securities laws;
     - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries,
     - Train and supervise Center staff assisting with proxy and order processing;
     - Prepare daily sales reports for management and ensure funds received balance to such reports;
     - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
     -  Design and implement procedures for handling IRA and Keogh orders; and
     - Provide post-offering subscriber assistance and management of the pro-ration process.

C.   Securities Marketing Services  Ryan, Beck uses various sales techniques
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     including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution. Our specific actions include:

     - Assign licensed registered representatives from our staff to work at the Center To solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders;
     - Assist management in developing a list of potential investors who are viewed as priority prospects,
     -  Respond to inquiries concerning the Offerings and investment opportunities;
     - Organize, coordinate and participate in community informational meetings (if needed). These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offerings while providing local exposure of the Institution and promoting favorable stockholder relations;
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 5

     - Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base:
     - Continually advise management on market conditions and the community's responsiveness to the Offerings; and
     - If appropriate and at the request of the Institution and the Holding Company, arrange a syndicated community Offerings involving a selling group of selected broker-dealers acting on a "best efforts" basis to assist in selling stock during the Offerings. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offerings; and
     - Coordinate efforts to maximize after-market support and institutional sponsorship.

4.   COMPENSATION

a. For its services hereunder, the Holding Company and/or the Institution will pay to Ryan, Beck the following compensation in connection with the
     Reorganization:

     (1) An advisory and management fee of $100,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee");

     (2) An additional fee will be paid to Ryan, Beck for the Securities Marketing Services set forth in section 3(c). The amount of such fee will be determined as follows:
               (i)    in the case of the Bank Only MHC Scenario, $350,000;
               (ii)   in the case of the Consolidated MHC Scenario, $450,000;
               (iii)  in the case of the Conversion transaction, $900,000; and

     (3) For stock sold by a group of NASD member firms (which will include Ryan, Beck) under a selected dealers' agreement (the "Selling Group") a fee equal to one percent (1.0%), which fee along with the fee payable directly by the Institution to selected dealers (including Ryan, Beck) shall not exceed six percent (6.00%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Institution.

Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Offerings. As advance payments, the institution will pay Ryan, Beck $50,000 upon execution of this letter and $50,000 upon commencement of the Offerings, each of which will be offset against total compensation due hereunder at Closing. If, pursuant to a resolicitation undertaken by the Institution, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 6

b. If (i) the Plan is abandoned or terminated by the Institution; (ii) the Offerings are not consummated by June 30, 2000; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since March 31, 1999; or (iv) immediately prior to commencement of the Offerings, Ryan, Beck terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fec of $100,000.

5.   MARKET MAKING AND RESEARCH

Ryan, Beck agrees to enlist its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Conversion. Ryan, Beck will provide research coverage at an appropriate time after closing.

6.   DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities, and, as appropriate, amend from time to time, the information to be contained in the Institution's Application for Conversion and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, Ryan, Beck, will, in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Institution which will not unreasonably be withheld.

7.   EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Conversion and the offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, temporary personnel expenses and the preparation of stock certificates. In the
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 7

event Ryan, Beck incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Conversion is successfully completed. Ryan, Beck will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. In no event shall the Institution be required to reimburse Ryan, Beck, for more than $55,000 in legal fees. The parties acknowledge, however, that such cap may be exceeded in the event of a simultaneous acquisition by CambridgePort or any material delay in the Offerings which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. We will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.   BLUE SKY

To the extent required by applicable state law, Ryan, Beck and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offerings including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

9.   AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, Ryan, Beck will make available for a period of one year following the completion of the Conversion, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. If the Institution elects to avail itself of the STARS program, Ryan, Beck will meet with the Institution at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

     Valuation Analysis
     Merger and Acquisition Analysis
     Merger and Acquisition Trends
     Planning, Forecasting & Competitive Strategy
     Capital, Asset & Liability Structure & Management
     Stock Repurchase Programs
     Dividend Policy
     Dividend Reinvestment Programs
     Market Development and Sponsorship of Bank Securities
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 8

     Financial Disclosure
     Financial Relations
     Financial Reports
     Branch Sales and Purchases
     Stock Benefit Plan Analysis and Advisory
     Stockholder & Investor Relations Presentations & Programs
     Fairness Opinions
     Scanning of Potential Acquisition Candidates Based on Published Statement Information
          (This screening does nor extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for the STARS program for the first year. The Institution also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services, Such out-of-pocket expenses shall include travel (coach class only), legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Institution.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

10.  INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck.'s own bad faith, willful misconduct or gross negligence.

11.  ARBITRATION

Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Boston, MA before
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 9

one or three arbitrators, each of whom shall be knowledgeable in the field of securities law and investment banking. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision to any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

12.  NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Conversion. The Institution agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply wich all NASD requirements applicable to it in connection with its Participation as contemplated herein in the Conversion. Ryan, Beck is and will remain through completion of the Conversion a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.  OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect To the Conversion, any legal obligations between Ryan, Beck and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses;
     (iii) those set forth in paragraph 10 regarding Indemnification; and (iv) as set forth in a duly negotiated and executed Definitive Agreement.

(b)  The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors (i) no material adverse change in the financial condition or operation of the Institution: (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions;
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                                                                Ryan, Beck & Co.

Cambridgeport Bank
May 19, 1999
Page 10

(c) Until such time as the Institution files its registration statement, it may terminate this agreement upon thirty (30) days written notice. Upon the expiration of such 30 day notice period and the payment of any outstanding Invoices for out-of-pocket expenses, this agreement shall be terminated.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $50,000. We look forward to working with you.


RYAN, BECK & CO., INC.

By:  /s/ Ben A. Plotkin
     ----------------------------------
     Ben A. Plotkin
     President and Chief Executive Officer

Accepted and Agreed to This 24/th/ Day of May, 1999

CAMBRIDGEPORT BANK

By:  /s/ James B. Keegan
     ----------------------------------
     James B. Keegan
     President and Chief Executive Officer